  Exhibit 99.1

CorMedix Revises Timeline and Announces Changes to Lock-It-100 Study Management

Berkeley Heights, NJ – April 27, 2018 – CorMedix Inc. (NYSE American: CRMD), a biopharmaceutical company focused on developing and commercializing therapeutic products for the prevention and treatment of infectious and inflammatory disease, today announced that it is in negotiations with its contract research organization (“CRO”) regarding certain remediation efforts and financial considerations for the ongoing delay incurred by the Company in performing the interim efficacy analysis of the LOCK-IT-100 study. The Company is currently anticipating that the Data Safety Monitoring Board (“DSMB”) will review the interim analysis and make its recommendations in July 2018, rather than in the second quarter, assuming no further significant delays in obtaining the additional data needed to assess secondary endpoints and severe adverse events (SAE’s) to complete the review process are encountered. The Company is assessing the impact of this delay and the possible outcomes of its CRO discussions on its anticipated cash needs, and expects to provide an update as soon as it has the information necessary to accurately assess such requirements.

Khoso Baluch, President and CEO of CorMedix commented, “Lapses in data collection on SAE’s and other requirements for the interim efficacy analysis we discovered have jeopardized our ability to meet the goals we set and communicated to our shareholders and business partners with respect to the timing of the completion of the interim efficacy analysis. We have therefore brought in-house and assumed direct responsibility for several aspects of the study, among them site management and review of SAE’s for the remainder of the study. Our CRO is working cooperatively with us on the other operational aspects of the study.”

Mr. Baluch continued, “The integrity of the 28 catheter-related bloodstream infections confirmed by the Clinical Adjudication Committee (“CAC”) is not in issue. In the meantime, we have continued to identify and prepare additional cases of suspected catheter-related blood stream infections for assessment by CAC as we proceed towards the study’s conclusion.”

LOCK-IT-100 Trial
The Catheter Lock Solution Investigational Trial, or LOCK-IT-100 Trial is a multi-center Phase 3 clinical trial in hemodialysis patients with central venous catheters in the U.S.  It is a prospective, randomized, double-blind, active control trial designed to demonstrate the efficacy and safety of Neutrolin in preventing catheter-related bloodstream infections (CRBSI) in subjects receiving hemodialysis therapy as treatment for end stage renal disease. The trial will evaluate whether Neutrolin is superior to the active control heparin by documenting the incidence of CRBSI and the time until the occurrence of CRBSI as the primary endpoint. Key secondary endpoints are catheter patency, which is defined as required use of tissue plasminogen activator (tPA) or removal of catheter due to dysfunction and catheter removal for any reason. LOCK-IT-100 is an event-driven study and study completion is dependent upon capturing 56 total CRBSI events.

About CorMedix
CorMedix Inc. is a biopharmaceutical company focused on developing and commercializing therapeutic products for the prevention and treatment of infectious and inflammatory diseases. The Company is focused on developing its lead product Neutrolin®, a novel, non-antibiotic antimicrobial solution designed to prevent costly and dangerous bloodstream infections associated with the use of central venous catheters, currently in a Phase 3 clinical trial enrolling patients undergoing chronic hemodialysis. Such infections cost the U.S. healthcare system approximately $6 billion annually and contribute significantly to increased morbidity and mortality. Neutrolin has FDA Fast Track status and is designated as a Qualified Infectious Disease Product, which provides the potential for priority review of a marketing application by FDA and allows for 5 additional years of QIDP market exclusivity in the event of U.S. approval. Neutrolin is already marketed as a CE Marked product in Europe and other territories. In parallel, CorMedix is leveraging its taurolidine technology to develop a pipeline of antimicrobial medical devices, with active programs in surgical sutures and meshes, and topical hydrogels.  The company is also working with top-tier researchers to develop taurolidine-based therapies for rare pediatric cancers.  For more information, visit: www.cormedix.com.

Forward-Looking Statements
This press release contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995, including with respect to possible uses of taurolidine, that are subject to risks and uncertainties. All statements, other than statements of historical facts, regarding management’s expectations, beliefs, goals, plans or CorMedix’s prospects, future financial position, financing plans, future revenues and projected costs should be considered forward-looking. Readers are cautioned that actual results may differ materially from projections or estimates due to a variety of important factors, including: the cost, timing and results of the ongoing and planned Phase 3 trials for Neutrolin® in the U.S. and the resources needed to commence and complete those trials; the risks and uncertainties associated with CorMedix’s ability to manage its limited cash resources and the impact on current, planned or future research, including the ongoing LOCK-IT 100 trial and research for additional uses for taurolidine; obtaining additional financing to support CorMedix’s research and development and clinical activities and operations; the possible inability to capture sufficient CRBSI events in the ongoing Phase 3 clinical trial for Neutrolin®; preclinical results are not indicative of success in clinical trials and might not be replicated in any subsequent studies or trials; and the ability to retain and hire necessary personnel to staff our operations appropriately. These and other risks are described in greater detail in CorMedix’s filings with the SEC, copies of which are available free of charge at the SEC’s website at www.sec.gov or upon request from CorMedix. CorMedix may not actually achieve the goals or plans described in its forward-looking statements, and investors should not place undue reliance on these statements. CorMedix assumes no obligation and does not intend to update these forward-looking statements, except as required by law.

Investor Contacts:

Dan Ferry
Managing Director
LifeSci Advisors